Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 884-0185
(650) 306-1650

LANDEC CORPORATION REPORTS NEW

FISCAL YEAR END 2003 RESULTS

MENLO PARK, CA – August 12, 2003 – Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the seven months ended May 25, 2003.    Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).  As previously disclosed, Landec changed its fiscal year end from the last Sunday in October to the last Sunday in May effective May 25, 2003.

Total revenues for the seven months ended May 25, 2003 were $112.3 million versus revenues of $114.1 million for the same period a year ago.  The Company reported net income for the seven-month period ended May 25, 2003 of $1.8 million, or $0.07 per diluted share, a 19% increase in net income compared to $1.5 million, or $0.06 per diluted share, for the same period of fiscal year 2002.

Results for the seven months ended May 25, 2003, include a charge of $1.1 million, or $0.05 per diluted share, primarily for the write down of assets previously associated with the Company’s domestic commodity vegetable business, which was sold in June 2003.

Culminating in the sale of the domestic commodity vegetable business in June 2003, revenues for the seven months ended May 25, 2003, reflect the decision to exit Apio’s “fee-for-service” commodity business, allowing Apio to focus on the rapid growth of its proprietary specialty packaged value-added business.

“The results for the seven months ended May 25, 2003 are in line with our goal to continue to grow Apio’s technology-based specialty packaging produce business and Landec Ag’s seed business, while at the same time continuing to reduce our operating costs,” commented Gary Steele, President and CEO of Landec.

“During the seven months ended May 25, 2003, sales of our value-added specialty packaging vegetable products grew 15% to $54.3 million compared to $47.1 million in the same period of fiscal year 2002,” stated Steele.  “In addition, Landec Ag seed revenues grew 8% in the seven months ended May 25, 2003 to $21.0 million from $19.5 million in the same period of fiscal year 2002.  Net income for the period increased $289,000 as compared to the same period a year ago due to (1) a $1.7 million increase in gross margins from our value-added specialty packaging vegetable products as a result of increased sales and product mix changes, (2) a $656,000 increase in gross margins from our Landec Ag seed business, (3) a $1.3 million Company-wide reduction in selling, general and administrative expenses and (4) a $455,000 reduction in interest expenses.  These increases were partially offset by (1) the charge of $1.1 million primarily from the write down of former domestic commodity vegetable assets as a result of the sale of this business in June 2003, (2) planned increased operating investments of $464,000 in our banana program, and (3) unplanned seasonal farming losses associated with winter sourcing of produce in Apio’s “fee-for-service” domestic commodity vegetable business, which was recently sold.  The farming losses in Apio’s “fee-for-service” commodity business reduced net income by approximately $1.1 million in the seven-month period ended May 25, 2003 compared to a benefit from farming income of $926,000 in the same period of fiscal year 2002, a negative change of $2.0 million, or $0.09 per diluted share.”

“Our results for the seven months ended May 25, 2003, reflect the impact of the expanded efforts we are undertaking in our banana packaging technology program.  Relative to the same period a year-ago, we have increased our efforts in our banana sourcing and research and development trials in order to capitalize on this opportunity.  For the seven months ended May 25, 2003, the Company spent $1.6 million to expand its banana program compared to $1.1 million for the same period in fiscal year 2002,” Steele commented.

“As previously communicated, our R&D and trial work for the banana technology program is focused on three main objectives: (1) qualifying sources from large, banana producing countries, (2) optimizing the design and use of our 40 lb. Intelimer® based package so that the extended shelf life we deliver can be translated into consistent savings and increased sales for the retail grocery chains and (3) developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry.  We know the market needs technology that can extend banana shelf life and lower the costs to retailers and to food service operators.  We have qualified sources of bananas in Costa Rica and Ecuador.  Market trials are planned to begin within the next few weeks as we work on our own and with banana companies to identify retailers and qualify sources well suited for conducting retail trials,” stated Steele.

Commenting on the financial condition of the Company, Steele said, “During the seven months ended May 25, 2003, we continued to pay down debt.  During the fiscal year ended October 27, 2002, we reduced our debt from $33.4 million to $17.5 million and our debt at May 25, 2003 was further reduced to $13.5 million.  Our debt to equity ratio has decreased to 23% as of May 25, 2003 from 31% at October 27, 2002 and 67% at

October 28, 2001.  In addition, our working capital has nearly doubled to $5.9 million as of May 25, 2003, from $3.3 million at October 27, 2002. The $4.1 million decrease in cash during the seven months ended May 25, 2003 was primarily due to: (a) the purchase of $1.2 million of property, plant and equipment; (b) the $2.9 million reduction of net borrowings under the Company’s lines of credit, (c) the net reduction of long term debt of $1.2 million, and (d) acquisition costs related to Landec Ag earn-out provisions and payments thereon of $383,000, partially offset by (e) net cash provided from operations of $2.0 million.  As of May 25, 2003, we had availability under our lines of credit of $8.4 million, which does not include the recent $4.5 million increase in Landec Ag’s line of credit to $7.5 million. In addition, $2.4 million of restricted cash should become available for use within the next eight months as we pay off a capital lease and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.”

“We have four primary objectives for our new fiscal year ending May 30, 2004: (1) continue to grow our food and ag technology revenues, (2) increase profits, (3) commercially launch our banana packaging technology for retail applications while expanding our food service banana business and (4) continue to strengthen our balance sheet,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer polymers solutions are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and adhesive markets.  We have numerous technology-driven applications in our pipeline and look forward to introducing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the last eighteen months, Apio has introduced sixteen new value-added produce product offerings.  In addition, it has expanded its retail and club store presence to over 9,800 stores, an increase of 2,000 stores in the past twelve months.

The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value added products that bring real differentiation to retailers and to growers.  As a result, Apio’s Eat Smart® products using our proprietary specialty packaging grew to 62% of Apio’s revenues during the seven months ended May 25, 2003 from 54% during the same period last year.

In addition, during the seven-month period ended May 25, 2003, Apio realized record volumes and revenues from its value-added products.  The three fastest-growing product lines, which include party trays, iceless case liner products and 12-ounce retail packages, collectively grew over 60% compared to the same period of fiscal year 2002.

Landec Ag’s Intellicoat® Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant™ hybrid corn during 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Intercropping of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, introduced in 2000, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant hybrid corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which delays germination until the soil reaches the optimal soil germination temperature. Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur. Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant hybrid corn has increased three-fold to over 40,000 acres this past spring from 13,000 acres in 2002.

In 2002 Early Plant corn trials, when comparing Intellicoat coated corn seeds to uncoated corn seeds, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential. In 2003, Landec Ag commercially launched its Intellicoat Early Plant corn seed coating technology using Fielder’s Choice Direct brand of hybrid seed corn and using brands of two regional seed companies.  In addition, 34 U.S. seed companies are conducting separate evaluations of the Intellicoat Early Plant hybrid corn technology on their own hybrids during 2003, up from eight seed companies conducting similar trials last year.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is already being used by 30 major seed companies in the production of hybrid seed corn.  This product line has been planted on over 60,000 acres in 2003 which is comparable to 2002.  In addition, Landec Ag has entered into a joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, that will make Pollinator Plus coatings available to the European Union market starting this year.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec Fiscal Year Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, August 13, 2003, during which senior management of Landec will present an overview of results for the seven months ended May 25, 2003 and outlook for fiscal year 2004.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (888) 413-4411 or (703) 871-3795 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 20th by calling (888) 266-2086 or (703) 925-2435, code #215634.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, the uncertainty related to the integration of new business acquisitions, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended October 27, 2002. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

–Tables and Q&A to Follow–

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	May 25,	October 27,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$3,699	$7,849
Restricted cash	2,382	1,032
Accounts receivable, net	17,313	19,040
Inventory	11,716	10,121
Investment in farming activities	50	1,591
Notes and advances receivable	2,395	4,396
Prepaid expenses and other current assets	1,614	2,456
Total Current Assets	39,169	46,485

Property and equipment, net	18,511	19,902
Intangible assets, net	37,826	37,480
Other assets	1,381	3,936
	$96,887	$107,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,010	$11,512
Grower payables	3,796	6,910
Accrued compensation	1,223	1,518
Other accrued liabilities	3,931	7,771
Deferred revenue	719	3,215
Lines of credit	7,244	10,098
Current maturities of long term debt	2,375	2,193
Total Current Liabilities	33,298	43,217

Non-current portion of long term debt	3,875	5,252
Other non-current liabilities	760	1,791
Minority interest	1,051	1,580

Shareholders’ Equity:
Convertible preferred stock	5,531	14,461
Common stock	110,100	100,802
Accumulated deficit	(57,728)	(59,300)
Total Shareholders’ Equity	57,903	55,963
	$96,887	$107,803

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Seven Months Ended
	May 25,	June 2,
	2003	2002
Revenues:
Product sales	$98,689	$96,513
Services revenues	12,784	15,882
License fees	357	1,274
Research, development, and royalty revenues	429	402
Total revenues	112,259	114,071

Cost of revenue:
Cost of product sales	82,339	80,680
Cost of services revenues	9,216	12,505
Total cost of revenue	91,555	93,185

Gross profit	20,704	20,886

Operating costs and expenses:
Research and development	2,380	2,094
Selling, general and administrative	14,923	16,217
Exit of domestic commodity vegetable business	1,095	—
Total operating costs and expenses	18,398	18,311
Operating income	2,306	2,575

Interest income	144	177
Interest expense	(642)	(1,097)
Other expense	(17)	(153)
Net income	1,791	1,502
Dividends on Series B preferred stock	(219)	(202)
Net income applicable to common shareholders	$1,572	$1,300

Basic net income per share	$0.08	$0.07

Diluted net income per share	$0.07	$0.06

Shares used in per share computations:
Basic	20,948	17,777
Diluted	22,626	21,082

LANDEC CORPORATION

SEVEN MONTHS ENDED MAY 25, 2003

QUESTIONS AND ANSWERS

1)                                      What are the primary areas of operational focus for the Company during the upcoming fiscal year ending May 30, 2004?

During fiscal year 2004 (which began on May 26, 2003), the Company will be focusing on the following areas of operation:

a.                                      With our proprietary packaging technology for bananas we need to accomplish the following:

1.                                      Work on our own and with multinational banana shippers to qualify bananas utilizing our technology in retail trials.

2.                                      Continue to expand banana sales using our technology in the food service industry.

3.                                      Develop and test alternative packaging lay outs for the retail and food service industries using our technology.

b.                                      Grow Apio’s Eat Smart® value-added technology-based business by 20% or more.

c.                                       Expand Apio’s value added business through use of its exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc.

d.                                      Increase gross margins in Apio’s value added business by reducing production costs and focusing on higher margin products.

e.                                       Grow Landec Ag’s uncoated seed revenues by 10% to 20% and its Intellicoat coated seed revenues by 50% or more.

f.                                         Generate positive cash flow from operations.

2)             What are some of the key milestones Landec achieved since the end of fiscal year 2002?

The following key milestones were completed since October of 2002:

a.                                      Increased net income, which included a $1.1 million charge for writing down domestic commodity vegetable assets, by $289,000 or 19% compared to the same period of fiscal year 2002.

b.                                      Sold Apio’s domestic commodity vegetable business in June 2003 for cash and a long-term supply agreement for Apio’s value-added business and a per carton royalty.

c.                                       Entered into an exclusive packaging and marketing agreement with Dole for Apio to sell and distribute a line of fresh cut produce under the Dole® brand in the United States.

d.                                      Increased the number of stores Apio sells product to by an additional 1,100 stores for a total of 9,800.

e.                                       Increased value-added specialty packaging vegetable revenues by 15% compared to the same period of fiscal year 2002.

f.                                         Increased Apio’s revenues from value-added products to 62% of Apio’s total revenues from 54% of during the same period last year.

g.                                      Increased Landec Ag seed revenues by $1.6 million or 8% compared to the same period of fiscal year 2002.

h.                                      Increased Landec Ag’s coated seed revenues to $1.5 million, an increase of over 90% compared to the same period a year ago.

i.                                         Reduced outstanding debt by $4.0 million to $13.5 million from $17.5 million at October 27, 2002.

j.                                         Reduced the Company’s debt-to-equity ratio from 31% at October 27, 2002 to 23% as of May 25, 2003.

k.                                      Increased Landec Ag’s working capital line of credit by $4.5 million to $7.5 million.

3)             What is the current status of the banana program?

We have completed the qualification of bananas from Costa Rica and Ecuador, two of the largest banana-producing countries in the world.  Plans are in place to  begin new retail market tests within the next few weeks on our own and with one or more international banana companies.

4)                                      The Company’s cash position is $3.7 million at May 25, 2003.  Does the Company have enough cash resources to continue to effectively operate?

During the last eighteen months, the Company has paid down debt by nearly $20 million.  This will reduce our annual principal and interest payments by approximately $3.7 million and interest expense by $1.0 million.  At May 25, 2003, the Company had over $8.4 million available under its lines of credit.  This does not include the additional line of credit for Landec Ag of $4.5 million announced in June 2003.

In addition, during the seven months ended May 25, 2003, the Company reduced payables and accrued liabilities by $7.2 million and has paid for over 40% of Landec Ag’s production needs for its 2004 sales.  With our plan to be profitable in fiscal year 2004, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities and inventory needs, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

5)             Concerning the sale of the domestic commodity vegetable business:

a.                                       What is the composition of the $1.1 million charge associated with the sale of this business?

The charge is primarily comprised of the write down of inventories and notes receivable to record them at their net realizable value, plus some miscellaneous direct expenses.

b.                                      What is the length of the supply agreement?

The supply agreement is for four years with an annual renewal provision thereafter.

c.                                       How much will Apio’s selling, general and administrative expenses decrease as a result of this sale?

We currently estimate that Apio’s selling, general and administrative expenses should decrease by approximately one-third.

d.                                      What will be the annual royalty revenues?

The annual royalty revenues should initially be in the $250,000 to $300,000 range, all of which falls directly to the bottom line.

e.                                       How much of the $1.1 million of farming losses incurred during the seven months ended May 25, 2003 was associated with this business?

Virtually all of the $1.1 million of farming losses was from the domestic commodity vegetable business.

6)                                      With the change in the fiscal year end to May, what guidance can the Company give concerning quarterly results?

The results will continue to be seasonal with Landec Ag recognizing all of its revenues and profits during our third and fourth fiscal quarters while realizing no revenues during our first and second fiscal quarters.  For fiscal year 2004, we expect that the first half of the year should show losses whereas the second half and the full year is expected to be profitable.